UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 5, 2010

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2010, the Board of Directors of GMX Resources Inc. (the “Company”) elected Thomas G. Casso to fill a newly-created position on the Company’s Board of Directors. Mr. Casso, age 52, serves as a senior officer of Toni Brattin & Co, Inc., a privately held international marketing firm. He previously served as the Executive Director of the Catholic Foundation of Oklahoma, a philanthropic foundation supporting the Archdiocese of Oklahoma City, from 2005 to 2009. Prior to serving in that position, Mr. Casso was Executive Vice President/General Manager and co-owner of Bryson, Inc., an Anheuser-Busch beer wholesaler with approximately $75 million of annual sales. As a result of these positions, Mr. Casso has significant experience in operations, administration and finance. Mr. Casso holds a Bachelor’s degree in marketing and a Master’s degree in Business Administration – Finance from the University of Missouri – St. Louis. The Board of Directors has determined that Mr. Casso is independent according to the director independence standards of the New York Stock Exchange as currently in effect.

The Company’s Board of Directors has appointed Mr. Casso to its Audit and Nominating/Corporate Governance Committees, effective as of the Company’s next Board of Directors meeting. As a non-employee director of the Company, Mr. Casso will be entitled to receipt of the same cash and equity compensation paid by the Company to each of its non-employee directors. In addition, the Company will enter into an indemnification agreement with Mr. Casso in the same form as provided to the Company’s other non-employee directors, which form is filed as an exhibit to this report.

There was no arrangement or understanding between Mr. Casso and any other person pursuant to which he was elected as a director of the Company. There is no familial relationship between Mr. Casso and any other director or executive officer of the Company, and there are no transactions between Mr. Casso and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

Concurrently with the appointment of Mr. Casso to the Audit and Nominating/Corporate Governance Committees of the Company’s Board of Directors as described above, the Company’s Board of Directors also appointed Michael G. Cook to its Audit and Compensation Committees, effective as of the Company’s next Board of Directors meeting. The Company had previously reported its expectation that Mr. Cook would be appointed to the Compensation Committee.

Item 9.01 Financial Statements and Exhibits.

See the Index to Exhibits for information regarding the exhibits to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

Date: April 6, 2010

INDEX TO EXHIBITS

10.1	Form of Indemnification Agreement between the Company and each of its non-employee directors (incorporated by reference to Exhibit 10.5 to the Company’s Form SB-2 filed on November 6, 2000).